Exhibit 99.1

Remitly Announces CFO Transition Plan

Vikas Mehta to succeed Hemanth Munipalli as Chief Financial Officer

SEATTLE, July 31, 2024 (GLOBE NEWSWIRE) -- Remitly Global, Inc. (NASDAQ: RELY), a trusted provider of digital financial services that transcend borders, today announced the appointment of seasoned finance executive Vikas Mehta as Chief Financial Officer, succeeding Hemanth Munipalli, effective August 19, 2024. Munipalli is leaving for family reasons, and will oversee an orderly transition, remaining with the company through September 30, 2024.

“I am delighted to welcome Vikas to Remitly as our Chief Financial Officer,” said Matt Oppenheimer, Co-founder and CEO of Remitly. “Vikas’s impressive track record leading finance functions at high-growth companies, experience driving public company and investor relations strategy, and commitment to data-driven decision-making will be invaluable as we continue to scale and deliver value to our customers and shareholders.”

Mehta has over 25 years of global experience across Fintech, Software, and eCommerce, driving hyper-growth and business transformation. He has held CFO roles at Anaplan and Nike Direct, as well as significant leadership positions at Walmart, Microsoft, and PayPal. In his most recent role as CFO of Komodo Health, Mehta was responsible for scaling revenue and improving margins and profitability.

"I am thrilled to be stepping into the role of CFO at Remitly, a company whose mission resonates with me both professionally and personally,” said Mehta. “As a leader, I am energized by the opportunity to contribute my expertise in financial management, strategy, and operational excellence at such an exciting time in Remitly’s journey. As an immigrant, I relate to the challenges and aspirations of so many of Remitly’s customers, and I look forward to furthering our vision of transforming lives with trusted financial services that transcend borders.”

In the role of Chief Financial Officer, Mehta will lead all aspects of Remitly’s financial planning and analysis, procurement, accounting and tax, investor relations, and treasury.

Oppenheimer went on to thank Munipalli: “Under Hemanth’s financial leadership, Remitly has achieved significant milestones. We are grateful for his contributions in building a world-class finance function and partnership in laying a strong foundation for Remitly’s next phase of growth.”

Munipalli continued, “It has been a privilege to serve as Remitly’s CFO. I am proud of what we have accomplished and look forward to supporting a smooth transition.”

About Remitly
Remitly is a trusted provider of digital financial services that transcend borders. With a global footprint spanning more than 170 countries, Remitly’s digitally native, cross-border payments app delights customers with a fast, reliable, and transparent money movement experience. Building on its strong foundation, Remitly is expanding its suite of products to further its vision and transform lives around the world.

Investor Relations Contact:

Stephen Shulstein
Vice President of Investor Relations
stephens@remitly.com

Media Contact:

Kendall Sadler
Director of Communications
kendall@remitly.com